Exhibit 10.41

RACKSPACE TECHNOLOGY, INC. NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Policy Number:
Effective Date:	January 1, 2025
Last Review:	February 26, 2025
Document Owner:	Board of Directors

I.General

This Non-Employee Director Compensation Policy (the “Policy”), sets forth the cash and equity-based compensation that has been approved by the board of directors (the “Board”) of Rackspace Technology, Inc., a Delaware corporation (the “Company”), as payable to eligible non-employee members of the board of directors of the Company (“Non-Employee Directors”).

The cash and equity-based compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each Non-Employee Director who is eligible to receive such compensation.

Any member of the Board who is employed by a party who was a stockholder of the Company prior to the date of the initial public offering of the Company’s common stock to the public pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended (the “IPO Date”) shall not be considered an eligible Non-Employee Director and shall not be entitled to receipt of compensation under this Policy. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.

II.Cash Compensation

a.Annual Cash Retainers. Each Non-Employee Director shall receive an annual cash retainer of $100,000 for service on the Board.

b.Additional Cash Retainers. In addition, Non-Employee Directors shall receive the following additional annual cash retainers corresponding to each position they hold:

Non-Employee Director Position	Additional Annual Retainer
Non-Executive Chairman (if CEO is not Chairman of the Board)	$70,000
Lead Director (if CEO is Chairman of the of the Board)	$30,000
Audit Committee Chair Fee	$30,000
Compensation Committee Chair Fee	$20,000
Nominating and Corporate Governance Committee Chair Fee	$15,000
Executive Committee Chair Fee	$20,000
Audit Committee Member Fee	$20,000
Compensation Committee Member Fee	$15,000
Nominating and Corporate Governance Committee Member Fee	$15,000
Executive Committee Member Fee	$10,000

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c.Payment of Cash Retainers. The annual retainer fees and additional annual retainer fees described in Section II shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears within ten (10) days following the end of the applicable quarter. In the event that a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position or on the applicable committee described in Section II for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, in such position or on such committee, as applicable.

III.Equity Compensation

Non-Employee Directors shall be granted the equity awards described below in this Section III. The awards shall be granted under and shall be subject to the terms and provisions of the Rackspace Technology, Inc. 2020 Equity Incentive Plan (the “Equity Plan”) and shall be granted subject to an award agreement in substantially the same form approved by the Board prior to or as of the grant date, setting forth the terms of the award (the “Award Terms”), consistent with the Equity Plan, which may include provisions for accelerated vesting of the equity award in certain circumstances. For purposes of this Section III, the number of shares subject to any restricted stock unit award will be determined by dividing the grant date dollar value specified under subsection (a), (b) or (c) hereof by the volume weighted average closing price (“VWAP”) of the Company’s common stock as reported for the thirty (30) consecutive trading days prior to and including the grant date (rounded down to the nearest whole number of units).

a.Annual Equity Award. On the day of each annual meeting of the Company’s stockholders, each person elected to serve as a Non-Employee Director shall be automatically granted a restricted stock unit award with a grant date value equal to $200,000 (the “Annual Equity Award”). The Annual Equity Award shall vest on the date of the Company’s next subsequent annual meeting of stockholders following the applicable grant date, or the one-year anniversary of the award (whichever comes first).

b.Pro-Rated Annual Equity Award. On the day of a person's initial appointment as a Non-Employee Director, and provided such person has not otherwise received an Annual Equity Award for the relevant year under Section 3(a), the Non-Employee Director shall be automatically granted a restricted stock unit award with a grant date value equal to $200,000, multiplied by a fraction, the numerator of which is 365 less the number of days that have elapsed between the date of the Company's last annual meeting of stockholders and the date of the Non-Employee Director's initial appointment, and the denominator of which is 365 (the "Pro-Rated Award"). The Pro-Rated Award shall vest on the date of the Company's next subsequent annual meeting of stockholders following the date of the Non-Employee Director's appointment to the Board.

c.Non-Executive Chairman Equity Award. In the event that the Chairman of the Board is an eligible Non-Employee Director (and is not the Company’s Chief Executive Officer), on the day following such Non-Employee Director’s election to serve as Chairman of the Board, the Non-Employee Director shall be automatically granted an additional restricted stock unit award with a grant date value equal to $50,000 (the “Non-Executive Chairman Equity Award”); provided, however, that if the Non- Employee Director’s election to serve

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as Chairman of the Board occurs at a time other than at the Company’s annual meeting of stockholders, the Non-Executive Chairman Equity Award shall be pro-rated in the same manner as provided for under Section 3(b).

For each year that the Non-Employee Director continues to serve as Chairman of the Board, he or she will automatically receive an additional Non- Executive Chairman Equity Award on the day of the Company’s annual meeting of stockholders. Each Non-Executive Chairman Equity Award shall vest on the date of the Company’s next subsequent annual meeting of stockholders following the applicable grant date, or the one-year anniversary of the award (whichever comes first).

IV.Optional Director Equity Election

In connection with the annual meeting of stockholders each year, the Company will offer each Non-Employee Director the opportunity to elect to receive the cash compensation described in Section II in the form of common stock for the upcoming annual term (the “Optional Director Equity Election”).

To make the Optional Director Equity Election, a Non-Employee Director shall execute and return to the Company his or her election substantially in the form of Exhibit A on or prior to the annual stockholder meeting each year, or as may otherwise be specified by the Company from time to time. If an election form is not received on or prior to the annual stockholder meeting, the cash compensation for the upcoming annual term will be paid to each director in accordance with Section II.

If a Non-Employee Director makes the Optional Director Equity Election, the grant date dollar value of each award of common stock shall be equal to the amount of cash compensation otherwise payable to the Non-Employee Director in accordance with Section II for each applicable quarter, payable quarterly in arrears according to the following schedule:

Quarter	Grant Date
Q2 20XX (April - June)	June 30, 20XX
Q3 20XX (July - September)	September 30, 20XX
Q4 20XX (October - December)	December 31, 20XX
Q1 20XX (January - March)	March 31, 20XX

After a Non-Employee Director submits the Optional Director Equity Election, each award of common stock granted pursuant to the Optional Director Equity Election shall be made automatically and without further action of the Board. The Optional Director Equity Election is payable in arrears for services already performed and is therefore immediately vested and not subject to any service conditions. The number of shares subject to the Optional Director Equity Election shall be determined on each grant date by dividing the grant date dollar value by the volume weighted average closing price (“VWAP”) of the Company’s common stock as reported for the thirty (30) consecutive trading days prior to and including the grant date (rounded down to the nearest whole number of units).

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In the event that a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position or on the applicable committee described in Section II for an entire calendar quarter, the grant date dollar value of the Optional Director Equity Election shall be prorated in the same manner as the cash compensation would have been in accordance with Section II.

V.Stock Ownership Guideline

Within a period of four (4) years from the later of (a) the IPO Date or (b) the date of a person’s initial appointment as a Non-Employee Director, each Non-Employee Director is required to attain ownership of at least $350,000 in the Company’s common stock and must maintain such ownership until retirement from the Board as set forth in the Company’s Stock Ownership Guidelines.

VI.Director Compensation Limit

As further set forth in the Equity Plan, the sum of the grant date value of all equity awards granted and all cash compensation paid by the Company to a Non-Employee Director as compensation for services as a Non-Employee Director shall not exceed $750,000 during any calendar year, provided that the foregoing limitation shall not apply in respect of any compensation payable in the year of a Non-Employee Director’s initial appointment or election to the Board. For avoidance of doubt, compensation shall count towards this limit for the calendar year in which it is granted or earned.

VII.Policy Subject to Amendment, Modification and Termination

This Policy may be amended, modified or terminated by the Board in the future at its sole discretion, provided that no such action that would materially and adversely impact the rights with respect to annual retainers payable in the calendar quarter during which a Non-Employee Director is then performing services shall be effective without the consent of the affected Non-Employee Director.

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EXHIBIT A

Optional Director Equity Election Form
for the 20XX - 20XY Term

In accordance with Section IV of the Rackspace Technology, Inc. Non-Employee Director Compensation Policy (the “Policy”), as amended effective January 1, 2025, I hereby elect to receive the cash compensation payable to me under Section II of the Policy in the form of equity for the 20XX - 20XY term.

I understand that the cash compensation otherwise payable to me pursuant to Section II of the Policy will automatically be made in the form of immediately vested common stock according to the following schedule and as otherwise described in Section IV of the Policy:

Quarter	Grant Date
Q2 20XX (April - June)	June 30, 20XX
Q3 20XX (July - September)	September 30, 20XX
Q4 20XX (October - December)	December 31, 20XX
Q1 20XY (January - March)	March 31, 20XY

Signature:
Printed Name:
Date:

This form should be executed and returned to the Company’s Corporate Secretary or Assistant Secretary on or before the annual stockholder meeting annually to make the Optional Director Equity Election for the upcoming annual term.

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